Exhibit 16.1

December 30, 2025

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Pathward Financial, Inc. dated December 30, 2025 and are in agreement with such statements.

/s/ Crowe LLP

Crowe LLP
South Bend, Indiana

cc:    Mr. Kenneth Stork
    Audit Committee Chairman
Pathward Financial, Inc.